                                                                   EXHIBIT 21.1


                List of Subsidiaries of Key3Media Group, Inc.

Key3Media Events, Inc. (Delaware)
        ExpoNova Events + Exhibitions AB (Sweden)

        Key3Media VON Events, Inc. (Delaware)

        Key3Media BCR Events, Inc. (Delaware)

        Key3Media Events Japan, Inc. (Japan)

        Key3Media Events Canada, Inc. (Canada)

        Key3Media Events Pty, Ltd. (Australia)

        ZD Events S.A. (Mexico)

        Key3Media S.A. (France)
                Key3Media East (France)

Key3Media Advertising, Inc. (Delaware)
        50% owner of Event Advertising, LLC (Delaware)